Exhibit 99.2

“Urologist to the Stars” Dr. Alexander Gershman to attend American Urological Association conference to discuss the CaverStem™ Stem Cell Procedure for Drug Refractory Erectile Dysfunction

(May 8, 2018 - Phoenix, AZ/Los Angeles, CA) Creative Medical Technology Holdings Inc. (OTCQB ticker symbol CELZ) announced today that Dr. Alexander Gershman will attend the AUA conference on May 19th and 20th with Creative Medical Technology Holdings, Inc. to discuss the CaverStem™ procedure from the perspective of a physician treating patients.

Dr. Alexander Gershman, Director of The Institute of Advanced Urology at the Cedars-Sinai Medical Tower; Director of Urologic Laparoscopy in the Division of Urology, Harbor-UCLA Medical Center, began treating patients with the CaverStem™ procedure in December 2017, which involves extraction of a small amount of bone marrow, concentration of bone marrow derived stem cells, and subsequent administration to the patient.

“There is much excitement about stem cells revolutionizing many aspects of medicine. I am enthusiastic to be offering this cutting edge procedure to my patients, for which previous therapies have failed or are too invasive.” Said Dr. Gershman. “Numerous publications and a recent clinical trial at the Los Angeles Biomedical Institute at Harbor – UCLA Hospital in Torrance, CA, support the safety and feasibility of the Caverstem™ procedure. The biological basis of the bone marrow based treatment is that in patients with drug non-responsive erectile dysfunction, there is a deficit in function of smooth muscle and blood vessel cells. By administering the patient’s own stem cells we aim to rebuild these damaged tissues, and thereby restore erectile function.”

Creative Medical Health Technology Holdings is offering the Caverstem™ procedure to selected physicians in the USA, which qualify according to the Company’s criteria. Approximately 30% of the 30,000,000 patients suffering from erectile dysfunction do not respond to drugs like Viagra, Cialis and Levitra, in part due to an underlying degeneration of the biological machinery needed to achieve erections.

“We are pleased to have one of the top opinion leaders of the urology community join us, as we present the CaverStem™ procedure to the attendees of the American Urological Association conference.” said Timothy Warbington, President and CEO of Creative Medical Technology Holdings Inc.

To all attendees please visit booth 5870 to meet the CaverStem™ team.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com. For more information on our Caverstem™ procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Contact:

Timothy Warbington

Chief Executive Officer

Tel: (480) 789-9939